Exhibit 99.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of July __, 2019 by and between MVC Capital, Inc., a Delaware corporation (the “Seller”), and [__________], a [__________] [__________] (the “Buyer”).

RECITALS

A.           The Seller intends to sell to the Buyer in the aggregate 608,310 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of Equus Total Return, Inc. (the “Company”), at a price of $1.70 per share.

B.          The Seller desires to sell and transfer the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Seller for cash consideration subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the respective representations, warranties and agreements contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1

STOCK PURCHASE AND CLOSING

1.1          Stock Purchase.  At the Closing (as hereinafter defined), subject to the terms and conditions herein contained, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire, the Shares, together with all rights and interests associated therewith.

1.2          Purchase Price.  As consideration for the purchase of the Shares at the Closing, the Buyer shall pay to the Seller an amount of cash equal to $1,034,127.00, payable by wire transfer or by delivery of other immediately available funds to an account designated by the Seller in writing (the “Purchase Price”).

1.3          Closing.  The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York NY 10036, three (3) business days following the execution and delivery of this Agreement by the parties, or such later date as reasonably requested by the Seller and consented to by the Buyer, which consent shall not be unreasonably withheld.  The date on which the Closing shall occur shall be referred to herein as the “Closing Date”.

1.4          Documents to be Delivered.  At the Closing, to effect the transfer referred to in Section 1.1 and the delivery of the consideration described in Section 1.2, the Seller and the Buyer shall deliver the following:

1.4.1
The Seller shall deliver to the Buyer certificates evidencing the Shares, free and clear of any and all charges, claims, conditions, encumbrances, equitable interests, liens, mortgages, options, pledges, rights of first refusal, security interests or restrictions of any kind, including any restrictions on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, in each case of any nature whatsoever (collectively, “Liens”), except for any restrictions on the resale of the Shares under the Securities Act of 1933, as amended (the “Securities Act”) or under applicable state securities laws and liens created or suffered to exist by the Buyer, duly endorsed in blank or accompanied by stock powers duly executed in blank, or otherwise in proper form for transfer to the Buyer.

1.4.2	The Buyer shall deliver to the Seller:

a.          the Purchase Price as provided in Section 1.2; and

b.          such other closing documents as the Buyer and the Seller shall reasonably agree.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Buyer that the statements in the following sections of this Article 2 are true and correct as of the Closing Date:

2.1          Organization, Good Standing.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business and to own, lease, operate and hold its properties and assets.

2.2          Authority.  The Seller has the full legal right and requisite power and authority and has taken all action necessary in order to execute, deliver and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein.

2.3          No Conflicts.  The execution, delivery and performance by the Seller of this Agreement will not (a) violate any provision of the Seller’s governing documents, (b) require any authorization, consent, approval, license, exemption of or filing or registration with the Company or any national, federal, regional, state, multi-state, municipal or other governmental authority of any nature, including any court, subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any regulatory or taxing authority (any such governmental authority or body, a “Governmental Body”) by the Seller, (c) cause the Seller to violate or contravene any provision of law, any rule or regulation of any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award, binding upon or applicable to the Seller, (d) result in a violation or breach of, or constitute (with or without notice or the lapse of time or both) a default or an event of default under, or result in adverse consequences to the Seller under, any indenture, mortgage, bond, contract, license, agreement, permit, instrument or other obligation to which Seller is a party or by which the Seller or Shares are bound or affected, or (e) result in the creation or imposition of any Lien on the Shares.

2.4          Binding Obligation.  This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.5          Ownership of Common Stock.  The Seller is the sole legal, beneficial and record owner and holder of, and has good, valid and marketable title to and the right to transfer, the Shares, free and clear of any Liens.  Upon the consummation of the transactions contemplated herein, the Buyer will be the sole legal, beneficial and record owner and holder of, and will have good, valid and marketable title to and the right to transfer, the Shares, free and clear of all Liens, other than any liens created or suffered to exist by the Buyer.  The Seller is not subject to any voting trust, option, warrant, conversion, exchange or preemptive rights, rights of first refusal or other similar rights with respect to the Shares.

2.6          No Litigation.  There is no suit, action, investigation, inquiry or other proceeding pending or, to its knowledge, threatened against the Seller that challenges, or has the effect of interfering with, the validity or legality of the transactions contemplated in this Agreement.

2.7          Acquisition of Shares by the Seller.  The Seller has acquired and fully paid for the Shares.  The Seller (i) was an accredited investor, as defined in Rule 501 of the Securities Act, on the date(s) that the Seller acquired the Shares, and (ii) acquired the Shares as principal for investment for its own account and not with a view to any distribution or resale of the Shares in violation of the Securities Act.

2.8          Exemption from Registration.  Assuming the accuracy of the Buyer’s representations and warranties in Sections 3.6 and 3.7, the Shares are being offered and sold pursuant to an exemption from the registration requirements of the Securities Act.

2.9          Manner of Offering.  In connection with the offer and sale of the Shares, neither the Seller, any affiliate of the Seller nor any person acting on the Seller’s or such affiliates’ behalf has engaged in any form of general solicitation or general advertising, as those terms are used in Rule 502(c) of the Securities Act.

2.10          Independent Analysis.  The Seller (i) is an accredited investor, as defined in Rule 501 promulgated under the Securities Act and is capable of evaluating the merits and risks of a sale of the Shares as contemplated herein, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated herein and (iii) has independently and without reliance upon the Buyer, and based on such information as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Seller has relied upon the Buyer’s express representations, warranties, covenants and indemnities in this Agreement.  The Seller acknowledges that the Buyer has not given the Seller any investment advice or any other credit information or opinion on whether the sale of the Shares is prudent.

2.11          No Brokers or Finders.  No broker or finder has been engaged by the Seller in connection with the transactions contemplated in this Agreement, and no commission, finder’s fees or other similar compensation or remuneration is payable to any person as a result of the Seller’s actions in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller that the statements in the following sections of this Article 3 are true and correct as of the Closing Date:

3.1          Organization, Good Standing.  The Buyer is a [________] [________] duly organized, validly existing and in good standing under the laws of the State of [________], and has all requisite power and authority to carry on its business and to own, lease, operate and hold its properties and assets.

3.2          Authority.  The Buyer has the full legal right and requisite power and authority and has taken all action necessary in order to execute, deliver and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein.

3.3          No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement will not (a) violate any provision of the Buyer’s governing documents, (b) require any authorization, consent, approval, license, exemption of or filing or registration with any Governmental Body by the Buyer, (c) cause the Buyer to violate or contravene any provision of law, any rule or regulation of any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award, binding upon or applicable to the Buyer, or (d) result in a violation or breach of, or constitute (with or without notice or the lapse of time or both) a default or an event of default under, or result in adverse consequences to the Buyer under, any indenture, mortgage, bond, contract, license, agreement, permit, instrument or other obligation to which Buyer is a party or by which the Buyer is bound or affected.

3.4          Binding Obligation.  This Agreement has been duly authorized, executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.5          No Litigation.  There is no suit, action, investigation, inquiry or other proceeding pending or, to its knowledge, threatened against the Buyer that challenges, or has the effect of interfering with, the validity or legality of the transactions contemplated in this Agreement.

3.6          Purchase for Own Account.  The Shares to be purchased by the Buyer hereunder will be acquired for investment for the Buyer’s own account, in the manner set forth herein and not with a view to any distribution or resale of the Shares in violation of the Securities Act.

3.7          Accredited Investor Status.  The Buyer is an accredited investor, as defined in Rule 501 of the Securities Act, and is capable of evaluating the merits and risks of an investment in the Shares as contemplated herein.  The Buyer acknowledges that it is able to bear the economic risks associated with such an investment and is able to afford a complete loss of such investment.

3.8          Independent Analysis.  The Buyer (i) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated herein and (ii) has independently and without reliance upon the Seller, and based on such information as the Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Buyer has relied upon the Seller’s express representations, warranties, covenants and indemnities in this Agreement.  The Buyer acknowledges that the Seller has not given the Buyer any investment advice or any other credit information or opinion on whether the sale of the Shares is prudent.  The Buyer acknowledges that the Seller is a substantial shareholder of the Company and, therefore, may possess material non-public information not known to the Buyer regarding or relating to the Company or the Shares, including, but not limited to, information concerning the business, condition (financial or otherwise), prospects or plans of the Company.  The Buyer further acknowledges that neither the Seller nor any of its affiliates shall have any liability whatsoever (and the Buyer hereby waives and releases all claims that it may otherwise have) with respect to the nondisclosure of any such information, whether before or after the date of this Agreement.

3.9          Financial Wherewithal.  The Buyer has all funds or financing in place necessary to pay and deliver to the Seller the Purchase Price as contemplated in this Agreement.

3.10        No Brokers or Finders.  No broker or finder has been engaged by the Buyer in connection with the transactions contemplated in this Agreement, and no commission, finder’s fees or other similar compensation or remuneration is payable to any person as a result of the Buyer’s actions in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

ARTICLE 4

TERMINATION

4.1          Termination.  This Agreement may be terminated before the completion of the Closing by written agreement of the Seller and the Buyer.

4.2          No Further Liability.  If this Agreement is terminated by both of the Seller and the Buyer pursuant to this Article 4, (a) neither party shall have any further obligation or liability under this Agreement, other than by reason of a breach or default by a party hereunder and (b) any monies, instruments or documents of any party held in escrow or transferred to the other party in connection with the transactions contemplated herein shall be immediately returned to such party.  Section 4.2 and Article 5 shall survive any termination of this Agreement.

ARTICLE 5

MISCELLANEOUS

5.1          Indemnification.  Each party will indemnify and hold harmless the other party and its directors, officers, partners, principals and affiliates with respect to any and all losses, liabilities, damages or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising from the breach of any of the representations, warranties or agreements made hereunder by the indemnifying party or enforcing its rights under this Agreement.

5.2          Survival.  The representations, warranties and agreements of the parties shall survive the Closing.  No investigation by or any knowledge of any party or its directors, officers, employees, agents or representatives with respect to the other party, the Company or the Shares or any fact, matter or circumstance shall affect or limit the representations and warranties received by that party under this Agreement.

5.3          Expenses.  Each of the parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder, except as set forth in Section 5.1.

5.4          Satisfaction of Conditions; Further Assurances.  The parties shall use their respective commercially reasonable efforts to effectuate the transactions contemplated in this Agreement as promptly as practicable.  Following the Closing, the Seller and the Buyer, promptly after request of the other party, will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

5.5          Assignments.  Neither this Agreement nor any of the rights or obligations herein may be assigned by the Seller without the prior written consent of the Buyer, or by the Buyer without the prior written consent of the Seller, and any attempt to assign this Agreement or any of the rights or obligations herein other than pursuant to the terms hereof shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation hereunder.

5.6          Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to the Seller:	MVC Capital, Inc. 287 Bowman Avenue Purchase, New York 10577, 2nd Floor Attention: Jaclyn Shapiro-Rothchild, Corporate Secretary Email: Jackie@ttga.com

With a copy to:	George M. Silfen, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10036 Email: gsilfen@kramerlevin.com

If to the Buyer:

or to such other place and with such other copies as either party may designate as to itself by written notice to the other.  All such notices, requests, instructions or other documents shall be deemed to have been delivered (i) in the case of personal delivery or delivery by courier, on the date of such delivery, (ii) in the case of delivery by facsimile transmission, when receipt is acknowledged and (iii) in the case of mailing, on the third business day after the posting thereof.

5.7          Counterparts.  This Agreement may be executed in two or more counterparts, and all such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

5.8          Choice of Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

5.9          Jurisdiction.  Each of the Seller and the Buyer (i) irrevocably submits to the co-exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York County for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the Seller and the Buyer consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in the Section 5.6 and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 5.9 shall affect or limit any right to serve process in any other manner permitted by law.

5.10        Waiver of Jury Trial.  To the maximum extent permitted by applicable law, each of the parties hereto hereby irrevocably waives all rights to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated herein.

5.11        Remedies.  In addition to any remedies either party may have in law, each party shall be entitled to apply to any court of competent jurisdiction (without posting bond or other security) to enjoin any actual or threatened breach or default under this Agreement and shall also be entitled to seek specific performance of this Agreement.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise.

5.12        Entire Agreement; Amendments and Waivers.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.13        Interpretation.  The Article and Section headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Where the reference “hereof,” “hereby” or “herein” appears in this Agreement, such reference shall be deemed to be a reference to this Agreement as a whole.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Words denoting the singular include the plural, and vice versa, and references to “it” or “its” or words denoting any gender shall include all genders.  Each party acknowledges that such party has been advised and represented by counsel or has had a sufficient opportunity and was encouraged to retain counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

5.14        Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

5.15        Publicity.  The parties agree that no public release or announcement concerning this Agreement or the transactions contemplated herein shall be made without advance review and approval by the Seller, except as otherwise required by applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year above written.

SELLER:	BUYER:

MVC CAPITAL, INC.	[ ]

By:	By:
Name:	Name:
Title:	Title: